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                                                                   EXHIBIT 99.1





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                        LEHMAN BROTHERS

                         NEWS RELEASE





For Immediate Release                           Contact:     Steven Faigen
                                                             (212) 526-4379
                                                             Public Relations

                                                             Shaun Butler
                                                             (212) 526-8381
                                                             Investor Relations


LEHMAN BROTHERS REPORTS SECOND QUARTER AND HALF-YEAR RESULTS

NEW YORK, July 19, 1994 -- Lehman Brothers Holdings Inc. today reported second quarter net income from operations of $32 million compared to net income of $95 million for the businesses that comprised Lehman in the second quarter of 1993. After accounting for the after-tax charge of $12 million relating to the Firm's May 31 spin-off from the American Express Company, the Firm posted net income of $20 million.

Quarterly earnings per common share were $0.11 and, when adjusted for the spin-off charge, were $0.23. Both figures are adjusted for the shares outstanding on the date of the Firm's spin-off from American Express.

Richard S. Fuld, Jr., Chairman and Chief Executive Officer, stated, "We are pleased to be an independent public company, with a strong capital base that will allow us to grow our business over time. The difficult market environment that existed during our first quarter as an independent company clearly affected our operating results. Lower syndicate volumes in both equities and fixed income had a significantly adverse effect on our business. Market volatility also impaired the profitability of our customer flow activity in certain areas, resulting in a less favorable business mix. Higher revenue performance from our mortgage-backed, derivatives, financial advisory and non U.S. businesses helped to offset some of the weaknesses in our other business activities."

Mr. Fuld added, "Despite the current environment, we continue to build Lehman's global presence and remain committed to our client/customer-driven strategy. While we recognize that continued investment is required to position the firm for future growth and greater operating efficiencies, we must also continue our cost reduction efforts."


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Revenues

Net revenues (gross revenues less interest expense) of $696 million for the second quarter, declined by 22% from the prior year's period. The decrease in net revenues reflected adverse market conditions in both the United States and Europe that led to the sharp declines in underwriting and market making activities.

Market making and principal transactions were $361 million, down 17% from the prior year's quarter. Rising interest rates and increased market volatility reduced the Firm's profitability in its customer flow activity and contributed to lower revenues in fixed income, equities and foreign exchange. These decreases were offset, in part, by stronger revenues in U.S. and foreign governments, mortgage-backed securities and derivatives.

Investment banking revenues of $151 million represented a 27% decline from the prior year's period. Revenues were impacted by a weak syndicate calendar in fixed income and equities, offset, in part, by stronger results from financial advisory activities. Despite the weaker underwriting environment, Lehman was ranked the number two underwriter of U.S. debt and equity and the number four underwriter of debt and equity worldwide, for the half year ended June 30, 1994.

Net interest and dividend revenues of $54 million decreased by 53% from the prior year's period, reflecting the combination of reduced spreads on fixed income products, higher funding costs and changes in hedging strategies.

Commission revenues of $117 million for the quarter were down slightly year to year, with relatively sustained volumes of customer activity in listed securities.


Expenses

Non-interest expenses of $646 million, excluding the spin-off charge, reflected a 12% decline from last year's second quarter. Consistent with the lower levels of business activity in the quarter, compensation and benefits decreased to $364 million from $476 million in the prior year.

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Other non-interest expenses, excluding compensation and benefits and spin-off expenses, increased 10% to $282 million in the second quarter of 1994. Increases in these expense categories, which are less sensitive to business volumes, reflected ongoing investments in the Firm's international franchise as well as additional investments in systems and technology.

Capital

At June 30, 1994, Lehman's stockholders' equity was $3,310 million and total capital (stockholders' equity and long-term debt) was $13,877 million. The infusion of $1,050 million of common equity and $200 million of preferred stock, in connection with the Firm's spin-off from American Express, occurred in late May, 1994. Proceeds from the capital increase were used to repay commercial paper and short-term debt.


Six Month Results

Net income from operations for the first half of 1994 was $87 million, before the above-mentioned spin-off expenses as well as a charge of $13 million in the first quarter related to the implementation of SFAS No. 112. Including these charges, net income for the first half of 1994 was $62 million, down 52% from the $129 million posted in 1993 for the Lehman businesses. For the first six months of 1994, earnings per common share were $0.40; six month earnings per share were $0.63, before charges for the spin-off and SFAS No. 112.

In March, 1994, the Lehman Board of Directors approved a change in the Firm's fiscal year from December 31 to November 30. Consequently, the Firm will report its next quarterly earnings period for the three months ended August 31, 1994.

Lehman Brothers Holdings Inc. is one of the leading global investment banks serving institutional, corporate, government and high net worth individual clients and customers through offices in New York, London, Tokyo and other major cities, worldwide.



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